Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter 2010 Results; Announces Acquisition of 7 Stores

BUFFALO, N.Y.--(BUSINESS WIRE)--February 23, 2011--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2010.

Net income available to common shareholders for the fourth quarter of 2010 was $8.5 million or $0.31 per fully diluted share. For the same period in 2009, there was a net loss to common shareholders of $1.5 million, or $0.06 per fully diluted common share. Funds from operations (FFO) for the quarter were $0.62 per fully diluted common share compared to $0.28 for the same period last year. Had the Company not recorded charges of $0.8 million related to a late December acquisition, FFO would have been $0.65 per fully diluted common share for the fourth quarter of 2010.

Stronger operating results in the fourth quarter of 2010 including lower than expected real estate taxes and a debt extinguishment charge in the fourth quarter of 2009 resulted in the increase to earnings and FFO.

During the quarter, the Company also acquired seven new stores: four in Charlotte and three in Raleigh, NC. The combined purchase price was $34.7 million, and the acquisitions added to the Company’s already significant presence in both cities.

“We’re seeing positive trends on many fronts – revenues are strengthening, costs are contained, investment opportunities are available, and we’re well positioned to grow from here,” said Robert J. Attea, Chairman and Chief Executive Officer.

OPERATIONS:

Revenues for the 344 stores wholly owned by the Company for the entire quarter of each year increased 2.6% from those of the fourth quarter of 2009, the result of a 90 basis point increase in rental rates and strong growth in other revenues.

“We achieved solid gains in rental rates this quarter, and we saw revenues increase in 23 of 24 states,” said Kenneth F. Myszka, the Company’s President and COO. “We’re encouraged by improving demand in our markets.”

Same store operating expenses decreased 1.9% for the fourth quarter of 2010 compared to the prior year period, the result of a net property tax decrease of 12.1% offset by increases in health care, workers compensation, and property maintenance costs. The property tax expense was achieved by reductions won at several locations as a result of successful challenges to assessed values, and also due to conservatively estimated accruals during the first three quarters at the Company’s Florida, Texas, and Gulf Coast properties.

Consequently, same store net operating income increased 5.2% this period over the fourth quarter of 2009 as a result of increased revenues, controlled costs, and a significant decrease in property taxes.

General and administrative expenses grew by about $1.4 million over the same period in 2009. More than half of this increase was attributable to $0.8 million of acquisition costs expensed in conjunction with the purchase of the Carolina stores. The balance was primarily due to increased income taxes associated with operations of the Company’s taxable REIT subsidiary, incentive compensation, and marketing and internet advertising costs.

During the fourth quarter of 2010, all states save one achieved same store sales equal to or greater than the same period in 2009. For the first time since the hurricanes of 2005 and 2006, the Florida stores reported revenues greater than the prior year’s quarter, a sign that recovery may be on the horizon. The stores with the strongest revenue growth include most of New England, Louisiana, New York, and Tennessee.

PROPERTIES:

In late December 2010, the Company acquired seven stores for a combined purchase price of $34.7 million. The stores range in age from one to four years old, have a combined 0.5 million square feet and an overall occupancy rate of just over 55% at December 31, 2010. The acquisition was funded from cash generated by the sale of properties reported earlier in the year, and a $10 million draw on the Company’s line of credit.

“We’re excited to add these high quality assets to our portfolio,” commented Attea. “It was an opportune time to acquire, and we expect our marketing and pricing initiatives to rapidly improve the performance of these stores.”

The Company continues with its program of expanding and enhancing its properties. In 2010, projects providing approximately 168,500 square feet of additional and/or improved space at existing stores were added at a cost of $9.4 million. The Company is currently evaluating up to $32 million of such improvements in 2011.

CAPITAL TRANSACTIONS:

At December 31, 2010, the Company had $400 million of unsecured term note debt, $79.0 million of mortgage debt outstanding and $10 million drawn on its line of credit. The Company has no significant debt maturities until mid-2012.

Illustrated below are key financial ratios at December 31, 2010:

-- Debt to Enterprise Value (at $38.00/share)	31.5%
-- Debt to Book Cost of Storage Facilities	34.4%
-- Debt to EBITDA Ratio	4.8	x
-- Debt Service Coverage	3.2	x

At December 31, 2010, the Company had approximately $5.8 million of cash on hand, and up to $115 million available on its line of credit.

YEAR 2011 EARNINGS GUIDANCE:

Management is encouraged by improving demand in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 2% to 3% is projected from that of 2010. Property operating costs are projected to increase by 2% to 3%, including an expected 4% annual increase in property taxes. Accordingly, the Company is anticipating an increase of 2% to 3% in same store net operating income for 2011.

The Company has identified some 27 properties at which it plans to add or improve approximately 0.7 million square feet of storage space during 2011 at an estimated cost of $32 million. The Company also has budgeted $11 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

The Company is selectively evaluating potential acquisitions, but at present has no properties under contract. Purchases made in 2011 are not expected to impact 2011’s guidance inasmuch as the Company expects to invest in both low occupancy “turn-around” opportunities as well as stabilized properties.

General and administrative expenses are expected to increase due to income taxes on its taxable REIT subsidiaries and the Company’s plans to continue expanding its internet marketing presence.

At December 31, 2010, all but $10 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At December 31, 2010, the Company had 27.7 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2011 to be approximately $2.59 to $2.62 per share, and between $0.60 and $0.62 for the first quarter of 2011.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 10:00 a.m. Eastern Time on Thursday, February 24, 2011. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international), at least five minutes prior to the scheduled start of the call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/364666.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 377 self storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at 716.633.1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2010	2009
Assets
Investment in storage facilities:
Land	$240,651	$234,522
Building, equipment and construction in progress	1,179,305	1,129,932
	1,419,956	1,364,454
Less: accumulated depreciation	(271,797)	(238,971)
Investment in storage facilities, net	1,148,159	1,125,483
Cash and cash equivalents	5,766	10,710
Accounts receivable	2,377	2,346
Receivable from joint venture	253	173
Investment in joint venture	19,730	19,944
Prepaid expenses	4,408	4,203
Other assets	4,848	5,313
Net assets of discontinued operations	-	16,926
Total Assets	$1,185,541	$1,185,098

Liabilities
Line of credit	$10,000	$-
Term notes	400,000	400,000
Accounts payable and accrued liabilities	23,991	22,316
Deferred revenue	4,925	4,980
Fair value of interest rate swap agreements	10,528	11,524
Mortgages payable	78,954	81,219
Total Liabilities	528,398	520,039

Noncontrolling redeemable Operating Partnership Units at redemption value	12,480	15,005

Equity
Common stock	288	287
Additional paid-in capital	816,986	814,988
Accumulated deficit	(148,264)	(139,863)
Accumulated other comprehensive loss	(10,254)	(11,265)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	631,581	636,972
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	644,663	650,054
Total Liabilities and Equity	$1,185,541	$1,185,098

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2010	October 1, 2009
	to	to
(dollars in thousands, except share data)	December 31, 2010	December 31, 2009

Revenues
Rental income	$46,259	$45,495
Other operating income	2,278	1,708
Management and acquisition fee income	319	315
Total operating revenues	48,856	47,518

Expenses
Property operations and maintenance	13,171	12,971
Real estate taxes	3,775	4,285
General and administrative	6,767	5,358
Depreciation and amortization	8,323	8,116
Amortization of in-place customer leases	-	27
Total operating expenses	32,036	30,757

Income from operations	16,820	16,761

Other income (expense)
Interest expense (A)	(7,949)	(17,499)
Casualty loss	-	(390)
Interest income	19	10
Equity in income of joint ventures	86	81

Income from continuing operations	8,976	(1,037)
Loss from discontinued operations (including loss on disposal of $627 in 2009)	-	(143)
Net income	8,976	(1,180)
Net income attributable to noncontrolling interests	(445)	(322)
Net income attributable to common shareholders	$8,531	$(1,502)

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.31	$(0.05)
Discontinued operations	-	(0.01)
Earnings per common share - basic	$0.31	$(0.06)

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.31	$(0.05)
Discontinued operations	-	(0.01)
Earnings per common share - diluted	$0.31	$(0.06)

Common shares used in basic
earnings per share calculation	27,494,452	27,227,922

Common shares used in diluted
earnings per share calculation	27,543,257	27,248,818

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending December 31 consists of the following
Interest expense	$7,691	$8,224
Amortization of financing fees	258	258
Write-off of unamortized financing fees related to
$100 million term note repaid in 2009	-	634
Interest rate swap termination payments	-	8,383
Total interest expense	$7,949	$17,499

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	December 31, 2010	December 31, 2009

Revenues
Rental income	$182,865	$183,074
Other operating income	7,947	6,723
Management and acquisition fee income	1,260	1,243
Total operating revenues	192,072	191,040

Expenses
Property operations and maintenance	51,845	50,726
Real estate taxes	19,065	19,355
General and administrative	21,857	18,649
Depreciation and amortization	32,939	32,448
Amortization of in-place customer leases	-	288
Total operating expenses	125,706	121,466

Income from operations	66,366	69,574

Other income (expense)
Interest expense (B)	(31,711)	(50,050)
Interest income	84	85
Casualty loss	-	(390)
Gain on the sale of land	-	1,127
Equity in income of joint ventures	240	235

Income from continuing operations	34,979	20,581
Income from discontinued operations (including a gain on disposal of $6,944 in 2010
and loss on disposal of $1,636 in 2009)	7,562	1,073
Net income	42,541	21,654
Net income attributable to noncontrolling interests	(1,899)	(1,738)
Net income attributable to common shareholders	$40,642	$19,916

Earnings per common share attributable to common shareholders - basic
Continuing operations	$1.20	$0.79
Discontinued operations	0.28	0.05
Earnings per common share - basic	$1.48	$0.84

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$1.20	$0.79
Discontinued operations	0.28	0.05
Earnings per common share - diluted	$1.48	$0.84

Common shares used in basic
earnings per share calculation	27,472,117	23,786,616

Common shares used in diluted
earnings per share calculation	27,513,945	23,796,803

Dividends declared per common share (C)	$1.8000	$1.5400

(B) Interest expense for the year ended December 31 consists of the following:
Interest expense	$30,681	$38,907
Amendment and waiver fees	-	923
Amortization of financing fees	1,030	1,203
Write-off of unamortized financing fees related to
$100 million term note repaid in 2009	-	634
Interest rate swap termination payments	-	8,383
Total interest expense	$31,711	$50,050

(C) The dividends declared in 2009 include the three dividends declared during the year and does not include the dividend declared on January 4, 2010 of $0.45 per common share.

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2010	October 1, 2009
	to	to
(dollars in thousands, except share data)	December 31, 2010	December 31, 2009

Net income attributable to common shareholders	$8,531	$(1,502)
Net income attributable to noncontrolling interests	445	322
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,323	8,143
Depreciation of real estate included in discontinued operations	-	206
Depreciation and amortization from unconsolidated joint ventures	199	199
Loss on sale of real estate	-	627
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(208)	(116)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	16,950	7,539
FFO per share - diluted	$0.62	$0.28

Common shares - diluted	27,543,257	27,248,818

	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	December 31, 2010	December 31, 2009

Net income attributable to common shareholders	$40,642	$19,916
Net income attributable to noncontrolling interests	1,899	1,738
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	32,939	32,736
Depreciation of real estate included in discontinued operations	217	1,083
Depreciation and amortization from unconsolidated joint ventures	788	820
(Gain) loss on sale of real estate	(6,944)	509
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(885)	(984)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(1,360)	(1,360)
Funds from operations available to common
shareholders	67,296	54,458
FFO per share - diluted	$2.45	$2.36

Common shares - diluted	27,513,945	23,796,803

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	October 1, 2010	October 1, 2009
	to	to	Percentage
(dollars in thousands)	December 31, 2010	December 31, 2009	Change

Revenues:
Rental income	$46,162	$45,489	1.5%
Other operating income	2,167	1,625	33.4%
Total operating revenues	48,329	47,114	2.6%

Expenses:
Property operations and maintenance	13,079	12,896	1.4%
Real estate taxes	3,761	4,277	-12.1%
Total operating expenses	16,840	17,173	-1.9%

Operating income	$31,489	$29,941	5.2%

(2) Includes the 344 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

* See exhibit A for supplemental same store data.

YEAR TO DATE SAME STORE DATA (2)	January 1, 2010	January 1, 2009
	to	to	Percentage
(dollars in thousands)	December 31, 2010	December 31, 2009	Change

Revenues:
Rental income	$182,635	$183,069	-0.2%
Other operating income	7,519	6,395	17.6%
Total operating revenues	190,154	189,464	0.4%

Expenses:
Property operations and maintenance	51,532	50,561	1.9%
Real estate taxes	19,009	19,345	-1.7%
Total operating expenses	70,541	69,906	0.9%

Operating income	$119,613	$119,558	0.0%

OTHER DATA	Same Store (2)		All Stores (3)
	2010	2009	2010	2009

Weighted average quarterly occupancy	81.0%	81.0%	80.9%	80.9%

Occupancy at December 31	80.2%	80.0%	80.0%	79.9%

Rent per occupied square foot	$10.33	$10.24	$10.33	$10.18

(3) Does not include 25 unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the twelve months ended December 31, 2010:

Beginning balance	$1,364,454
Property acquisitions	34,155
Improvements and equipment additions:
Expansions	9,389
Roofing, paving, painting, and equipment:
Stabilized stores	12,924
Recently acquired and consolidated joint venture stores	998
Change in construction in progress (Total CIP $8.1 million)	(1,788)
Dispositions	(176)
Storage facilities at cost at period end	$1,419,956

	December 31, 2010	December 31, 2009

Common shares outstanding	27,650,829	27,547,027
Operating Partnership Units outstanding	339,025	419,952

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended December 31, 2010
(unaudited)

		Square	Avg Qtrly Rent per Occupied	Avg Quarterly Occupancy for the Three Months Ended December 31,		Revenue for the Three Months Ended December 31,			Expenses for the Three Months Ended December 31,			NOI for the Three Months Ended December 31,
State	Stores	Feet	Square Foot	2010	2009	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change

Alabama	22	1,588	$8.01	76.4%	75.1%	$2,617	$2,580	1.43%	$855	$901	-5.11%	$1,762	$1,679	4.94%
Arizona	9	530	10.05	86.4%	86.5%	1,211	1,185	2.19%	428	450	-4.89%	783	735	6.53%
Connecticut	5	301	17.00	79.8%	72.5%	1,041	1,001	4.00%	394	356	10.67%	647	645	0.31%
Florida	53	3,452	10.30	79.3%	79.0%	7,273	7,213	0.83%	2,498	2,626	-4.87%	4,775	4,587	4.10%
Georgia	22	1,421	9.54	78.7%	81.2%	2,791	2,714	2.84%	924	985	-6.19%	1,867	1,729	7.98%
Louisiana	14	836	11.20	82.1%	80.1%	1,979	1,829	8.20%	576	525	9.71%	1,403	1,304	7.59%
Maine	2	114	11.80	77.5%	75.4%	271	258	5.04%	101	108	-6.48%	170	150	13.33%
Maryland	4	172	14.29	86.7%	86.2%	545	517	5.42%	178	202	-11.88%	367	315	16.51%
Massachusetts	12	664	12.41	81.1%	81.6%	1,740	1,677	3.76%	676	703	-3.84%	1,064	974	9.24%
Michigan	4	239	8.53	88.7%	83.1%	472	438	7.76%	210	228	-7.89%	262	210	24.76%
Mississippi	12	924	9.05	82.2%	84.4%	1,805	1,798	0.39%	582	529	10.02%	1,223	1,269	-3.62%
Missouri	7	432	11.13	86.5%	85.7%	1,064	1,043	2.01%	415	293	41.64%	649	750	-13.47%
New Hampshire	4	260	10.76	82.0%	79.3%	569	547	4.02%	208	208	0.00%	361	339	6.49%
New York	28	1,599	13.12	83.7%	83.7%	4,859	4,479	8.48%	1,629	1,494	9.04%	3,230	2,985	8.21%
North Carolina	11	539	9.29	79.8%	80.0%	1,005	1,033	-2.71%	412	396	4.04%	593	637	-6.91%
Ohio	17	1,132	8.79	84.8%	84.6%	2,186	2,124	2.92%	819	923	-11.27%	1,367	1,201	13.82%
Pennsylvania	4	208	9.93	80.5%	81.4%	427	423	0.95%	153	153	0.00%	274	270	1.48%
Rhode Island	4	168	12.37	79.6%	79.5%	456	430	6.05%	226	190	18.95%	230	240	-4.17%
South Carolina	8	443	9.82	80.6%	78.3%	914	870	5.06%	352	406	-13.30%	562	464	21.12%
Tennessee	4	291	8.46	89.7%	81.5%	570	515	10.68%	246	250	-1.60%	324	265	22.26%
Texas	81	5,887	10.18	80.6%	82.2%	12,322	12,251	0.58%	4,269	4,535	-5.87%	8,053	7,716	4.37%
Virginia	17	1,003	10.62	80.6%	77.5%	2,212	2,189	1.05%	689	712	-3.23%	1,523	1,477	3.11%

Portfolio Total	344	22,203	$10.33	81.0%	81.0%	$48,329	$47,114	2.58%	$16,840	$17,173	-1.94%	$31,489	$29,941	5.17%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
344 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David L. Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850